                                                                     EXHIBIT 2.1



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                         AGREEMENT FOR STATUTORY MERGER

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                            AMERIS ACQUISITION, INC.



                               KIDS HOLDINGS, INC.

                                       AND

                     CHILDREN'S COMPREHENSIVE SERVICES, INC.


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                                 AUGUST 8, 2001


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




                                TABLE OF CONTENTS

ARTICLE 1             DEFINITIONS..................................................................6

ARTICLE 2             MERGER.......................................................................8

         2.1.     Merger of Ameris into CCS........................................................8

         2.2.     Common Stock of CCS..............................................................9

         2.3.     Rights of CCS's Shareholders Pending and Upon Surrender of Shares...............10

         2.4.     Closing and Effective Date of Merger............................................11

         2.5.     Modification of Certain Related Party Leases....................................11

         2.6.     Non-Competition Agreements......................................................11

         2.7.     Agreements of Certain Shareholders of CCS to Vote in Favor of the Merger........11

ARTICLE 3             REPRESENTATIONS AND WARRANTIES OF CCS.......................................11

         3.1.     Organization, Corporate Power and Qualification.................................11

         3.2.     Capitalization of CCS...........................................................12

         3.3.     Subsidiaries....................................................................12

         3.4.     SEC Reports and Financial Statements............................................13

         3.5.     Absence of Undisclosed Liabilities..............................................13

         3.6.     Absence of Certain Recent Changes...............................................13

         3.7.     Contracts.......................................................................16

         3.8.     Absence of Related Party Transactions...........................................17

         3.9.     Defaults........................................................................18

         3.10.    Investments.....................................................................18

         3.11.    Receivables.....................................................................18

         3.12.    Powers of Attorney..............................................................18

         3.13.    Guarantees......................................................................18

         3.14.    Permits and Licenses............................................................18

         3.15.    Litigation, etc.................................................................19

         3.16.    Court Orders, Decrees and Laws..................................................19

         3.17.    Taxes...........................................................................19

         3.18.    Immigration Act.................................................................21

         3.19.    Program Compliance..............................................................21

         3.20.    Reimbursement Matters...........................................................21

         3.21.    Environmental Matters...........................................................21


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
         3.22.    ERISA...........................................................................22

         3.23.    Pension Plans...................................................................23

         3.24.    Employee Matters................................................................23

         3.25.    Insurance; Malpractice..........................................................23

         3.26.    Labor Matters...................................................................23

         3.27.    Improper Payments...............................................................24

         3.28.    No Finders or Brokers...........................................................24

         3.29.    Authority; Binding Effect.......................................................24

         3.30.    Consents and Approvals of Governmental Authorities..............................24

ARTICLE 4             REPRESENTATIONS AND WARRANTIES OF AMERIS AND AMERIS HOLDINGS................25

         4.1.     Organization and Standing of Ameris and Ameris Holdings.........................25

         4.2.     Authority; Binding Effect.......................................................25

         4.3.     Financing.......................................................................25

         4.4.     Consents and Approvals of Governmental Authorities..............................26

         4.5.     Defaults........................................................................26

         4.6.     No Finders or Brokers...........................................................26

         4.7.     Legal Proceedings...............................................................26

ARTICLE 5             COVENANTS OF AMERIS AND AMERIS HOLDINGS.....................................26

         5.1.     Best Efforts to Secure Consents.................................................27

         5.2.     Financing Commitments...........................................................27

         5.3.     Information.....................................................................27

         5.4.     Compliance With Agreement.......................................................27

         5.5.     Proxy Material..................................................................28

         5.6.     Indemnification of Directors and Officers.......................................28

         5.7.     Confidentiality Agreement.......................................................28

         5.8.     Severance Arrangements..........................................................28

ARTICLE 6             COVENANTS OF CCS............................................................28

         6.1.     Access and Information..........................................................28

         6.2.     Conduct of Business.............................................................29

         6.3.     Personnel Matters...............................................................29

         6.4.     Compliance with Agreement.......................................................30

         6.5.     Best Efforts to Secure Consents.................................................30


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
         6.6.     Assets Complete.................................................................30

         6.7.     Unusual Events..................................................................30

         6.8.     Interim Financial Statements....................................................31

         6.9.     Shareholders' Meeting and Proxy Material........................................31

         6.10.    Non-Solicitation "No-Shop" Covenant.............................................31

         6.11.    Maintain Insurance Coverage.....................................................33

         6.12.    Handling of Documents...........................................................33

ARTICLE 7             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CCS..............................33

         7.1.     Representations and Warranties True.............................................33

         7.2.     Opinion of Counsel..............................................................34

         7.3.     Authority.......................................................................34

         7.4.     No Obstructive Proceeding.......................................................34

         7.5.     Delivery of Certain Certified Documents.........................................34

         7.6.     Approval by Shareholders of CCS.................................................34

         7.7.     Proceedings and Documents Satisfactory..........................................34

         7.8.     Casualty Prior to Closing.......................................................35

ARTICLE 8             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF AMERIS AND AMERIS HOLDINGS.......35

         8.1.     Representations and Warranties True.............................................35

         8.2.     No Obstructive Proceeding.......................................................35

         8.3.     Environmental Audit.............................................................36

         8.4.     Transfer of Licenses............................................................36

         8.5.     Title Insurance.................................................................36

         8.6.     Appraisals......................................................................36

         8.7.     Opinion of CCS Counsel..........................................................36

         8.8.     Consents and Approvals..........................................................36

         8.9.     No Adverse Change...............................................................37

         8.10.    Approval by Shareholders of CCS.................................................37

         8.11.    Senior Financing................................................................37

         8.12.    Delivery of Certain Documents...................................................37

ARTICLE 9             TERMINATION.................................................................37

         9.1.     Optional Termination............................................................37

         9.2.     Termination Fee.................................................................38

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
         9.3.     Notice of Abandonment...........................................................38

         9.4.     Mandatory Termination...........................................................39

         9.5.     Termination.....................................................................39

ARTICLE 10            MISCELLANEOUS...............................................................39

         10.1.    Expenses........................................................................39

         10.2.    Cooperation by Ameris...........................................................39

         10.3.    Notices.........................................................................39

         10.4.    Entire Agreement................................................................40

         10.5.    Governing Law...................................................................40

         10.6.    Waiver Of Trial By Jury.........................................................40

         10.7.    CON Disclaimer..................................................................41

         10.8.    Time............................................................................41

         10.9.    Section Headings................................................................41

         10.10.   Waiver..........................................................................41

         10.11.   Exhibits........................................................................41

         10.12.   Assignment......................................................................41

         10.13.   Binding on Successors and Assigns...............................................41

         10.14.   Amendments......................................................................42

         10.15.   Drafting Party..................................................................42

         10.16.   Counterparts....................................................................42

         10.17.   Reproduction of Documents.......................................................42

         10.18.   Press Releases..................................................................42

         10.19.   Survival of Representations and Warranties......................................42




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
                         AGREEMENT FOR STATUTORY MERGER

         AGREEMENT FOR STATUTORY MERGER ("Agreement"), dated as of August 8, 2001, between KIDS HOLDINGS, INC., a Tennessee corporation ("Ameris Holdings"), AMERIS ACQUISITION, INC., ("Ameris") , a Tennessee corporation which is wholly owned by Ameris Holdings, and CHILDREN'S COMPREHENSIVE SERVICES, INC., a Tennessee corporation ("CCS").

ARTICLE 1  DEFINITIONS

         For the purposes of this Agreement, the following definitions shall apply:

"2002 EBITDA" means earnings of CCS before interest, taxes, depreciation and amortization for the period from July 1, 2001 through June 30, 2002.

"ADDITIONAL FINANCING COMMITMENT" means a financing commitment from a lender to fund at least $12 million of the Cash Purchase Price for the CCS Common Stock.

"AFFILIATE" means with respect to any Person, any Person which controls, is controlled by, or is under common control with such Person all as more fully set forth in the rules and regulations of the Securities and Exchange Commission under the Securities Act.

"AMERIS" means Ameris Acquisition, Inc., a Tennessee corporation.

"BUSINESS DAY" means any day (other than a Saturday or Sunday or a public holiday in the United States) on which banks in Nashville, Tennessee are open for business.

"CCS" means Children's Comprehensive Services, Inc., a Tennessee corporation.

"CCS FINANCIAL STATEMENTS" is defined in ss.3.4.

"CLOSING" and "CLOSING DATE" are defined in ss.2.4.

"CODE" means the Internal Revenue Code of 1986, as amended.

"EFFECTIVE DATE" is defined in ss.2.4.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

"EXHIBIT VOLUME" means the volume of Exhibits referred to in this Agreement prepared and delivered by CCS.


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

"FACILITY" OR "FACILITIES" means each of the programs or locations at which CCS or its Subsidiaries operate their respective businesses, as such Facilities are listed on Appendix 2.8 attached hereto.

"FINANCING COMMITMENT" means one or more financing commitments from Heller
         Healthcare Finance, Inc. which, together with the Additional Financing Commitment, are sufficient to fund the Cash Purchase Price for the payment for the CCS Common Stock, copies of which have been provided by Ameris to CCS.

"GAAP" means generally accepted accounting principles, consistently applied.

"KNOWLEDGE" means, with respect to any Person who is an individual, the actual knowledge of such Person after commercially reasonable investigation and inquiry, and with respect to Persons other than individuals, the actual knowledge of such entity's executive officers after commercially reasonable investigation and inquiry.

"MATERIAL ADVERSE EFFECT" means a material adverse change, effect, event or condition with respect to the assets, liabilities, operations, financial condition or business, including customer loyalty, reputation and goodwill of CCS (other than any such change, effect, event or condition that results or arises from changes in general economic conditions or in a legal requirement, or as a result of the Merger or taking any action required by this Agreement) that is reasonably likely to result in a decrease in the 2002 EBITDA of CCS of greater than $2,000,000.

"OPTIONS" is defined in ss.2.2(e).

"OWNED FACILITIES" means those Facilities which are owned in fee simple by CCS or one of its Subsidiaries.

"PERMITTED LIENS" means (i) liens disclosed in the SEC Reports filed prior to the date hereof, (ii) liens that would not, individually or in the aggregate, result in a Material Adverse Effect, (iii) liens for current taxes not yet due and payable and (iv) mechanics' or materialmens' liens arising in the ordinary course of business with respect to obligations that are not past due or which are being contested in good faith.

"PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, or a government or political subdivision thereof.

"SEC REPORTS" is defined in ss.3.4 hereof.

"SECURITIES ACT" means the Securities Act of 1933, as amended.

"SUBSIDIARIES" means each of the corporate subsidiaries of CCS, each of which is listed on Appendix 3.1 and each of which, if not otherwise noted, is owned 100% by CCS.


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

"SUPERIOR PROPOSAL" means any bona fide acquisition proposal on terms that the Board of Directors of CCS determines in its good faith judgment (after consultation with and taking into account the advice of a financial advisor and taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to and timing of consummation) are more favorable to the shareholders of CCS than this Agreement and the Merger taken as a whole.

ARTICLE 2  MERGER

         2.1. MERGER OF AMERIS INTO CCS.

         Ameris shall be merged with and into CCS on the Effective Date (as defined in ss.2.4 hereof) in accordance with the applicable laws of the State of Tennessee (the "Merger") as provided in a Plan of Merger to be set forth in the Articles of Merger in substantially the form of Appendix 2.1 attached hereto which provides, among other matters, as follows:

               (a) SURVIVING ENTITY. CCS shall be the surviving entity (the "Surviving Entity") from and after the Effective Date, and the name of the Surviving Entity shall be "Children's Comprehensive Services, Inc.". Following the Merger, the separate existence of Ameris shall cease, and the Surviving Entity shall without other transfer succeed to all the rights and property, subject to all debts and liabilities, of Ameris in the same manner as if the Surviving Entity itself had incurred them.

               (b) CHARTER. From and after the Effective Date, the Charter of Ameris shall be the Charter of the Surviving Entity, until thereafter amended.

               (c) BY-LAWS. From and after the Effective Date, the By-laws of Ameris shall be the by-laws of the Surviving Entity, until thereafter amended.

               (d) DIRECTORS AND OFFICERS. The directors and officers of Ameris immediately prior to the Effective Date shall be the directors and officers, respectively, of the Surviving Entity, to serve, in both cases, until their successors shall have been elected and qualified or until otherwise provided by law and the Charter and By-laws of the Surviving Entity.

               (e) COMMON STOCK OF AMERIS. By virtue of the Merger and without any action of the holder thereof each share of common stock of Ameris outstanding on the Effective Date shall remain outstanding and unchanged as a share of the common stock of the Surviving Entity.


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

         2.2. COMMON STOCK OF CCS. By virtue of the Merger and without any action of the holder thereof, each holder of the shares of common stock of CCS ("CCS Common Stock") issued and outstanding immediately prior to the Effective Date shall be entitled to receive, for each of its shares of CCS Common Stock, an amount equal to $6.00 per share (the "Cash Purchase Price"), payable as follows:

               (a) By virtue of the Merger, on the Effective Date, each share of CCS Common Stock shall cease to exist, all certificates for such stock shall be canceled and no shares or membership interest of the Surviving Entity shall be exchanged therefor; provided, however, that the holder thereof shall be entitled to the Cash Purchase Price.

               (b) Prior to the Effective Date, Ameris shall designate, with the consent of CCS which shall not be unreasonably withheld, a bank or trust company to act as Exchange Agent in the Merger (the "Exchange Agent"). At, or prior to, the Effective Date, Ameris shall have deposited with the Exchange Agent, in trust for the benefit of CCS's shareholders, the aggregate amount of cash equal to the Cash Purchase Price multiplied by the number of shares of CCS Common Stock outstanding immediately prior to the Effective Date. The Exchange Agent may invest any cash deposited with it in obligations of or guaranteed by the United States of America (collectively, "Permitted Investments") or in money market funds which are invested solely in Permitted Investments; provided, further, that the maturities of Permitted Investments shall be such as to permit the Exchange Agent to make prompt payment of the Cash Purchase Price (as contemplated in ss.2.2(c) hereof) to shareholders of CCS entitled thereto. Any net profit resulting from, or interest or income produced by, Permitted Investments shall be payable to Ameris, who shall replace any monies lost through any investment made pursuant to this ss.2.2(b).

               (c) Promptly after the Effective Date, the Exchange Agent shall mail and otherwise make available to each record holder of CCS Common Stock, as of the Effective Date, a letter of transmittal and instructions for use in effecting the surrender of each such share of CCS Common Stock for payment hereunder. Upon surrender to the Exchange Agent of CCS Common Stock, together with such letter of transmittal duly executed, the holder of such CCS Common Stock shall be entitled to receive in exchange therefor cash in an amount equal to the product of the number of shares of CCS Common Stock surrendered multiplied by the Cash Purchase Price. If payment is to be made to a person other than the person in whose name the shares of CCS Common Stock surrendered are registered, it shall be a condition of payment that shares so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the shares of CCS Common Stock surrendered or establish to the satisfaction of the Surviving Entity that such tax has been paid or is not applicable.

               (d) At any time following 365 days after the Effective Date, at the option of Ameris, it may direct the Exchange Agent to deliver to it any part or all of the consideration deposited with the Exchange Agent for the benefit of holders of CCS Common Stock which remains unclaimed, and any interest earned on such consideration while on deposit, and thereafter the Exchange Agent shall not be liable to any person claiming the same. No interest shall accrue or be payable to or for the benefit of such holders with respect to any cash held by the Exchange Agent or Ameris. After the return to Ameris by the Exchange Agent of unclaimed Cash Purchase Price, Ameris shall, upon surrender to it of shares of CCS Common Stock, pay to the holder of such shares the Cash Purchase Price to which they are entitled.

               (e) At or immediately prior to the Effective Date, each outstanding stock option or warrant to purchase shares of CCS Common Stock (the "Options") granted under CCS's stock option plans, or otherwise, that has not been exercised prior to the Effective Date shall vest and become fully exercisable, each holder of an outstanding Option shall exercise such Option or agree that such Option shall be cashed out on the Effective Date, each Option shall be canceled, and each such holder of any such Option shall be paid for each such Option an amount determined by multiplying (x) the excess, if any, of the Cash Purchase Price over the applicable per share exercise price of such Option by (y) the number of shares of CCS Common Stock such holder could have purchased had such holder exercised such Option in full immediately prior to the Effective Date. On or prior to the Effective Date, CCS shall deposit, in trust for the benefit of the holders of the Options, with a bank or trust company designated by CCS, with the consent of Ameris which shall not be unreasonably withheld (the "Paying Agent"), the aggregate amount of cash to be paid to the holders of Options pursuant to this ss.2.2(e). Immediately following the Effective Date, the Paying Agent shall mail to each holder of an Option the amount to be paid with respect to his or her Options. Upon the Effective Date, all existing CCS stock option plans shall be terminated by CCS.

         2.3. RIGHTS OF CCS'S SHAREHOLDERS PENDING AND UPON SURRENDER OF SHARES.

         After the Effective Date, there shall be no transfers on the stock transfer books of CCS of any shares of CCS Common Stock which were outstanding immediately prior to the Effective Date. If, after the Effective Date, certificates representing shares of CCS Common Stock are presented to the Surviving Entity or CCS's stock transfer agent, they shall be canceled and exchanged for the Cash Purchase Price as provided for in this ARTICLE 2.


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         2.4. CLOSING AND EFFECTIVE DATE OF MERGER.

         The closing (the "Closing"), shall be held on the next Business Day after the last to be fulfilled or waived of the conditions set forth in Articles 7 and 8 has been fulfilled or waived in accordance herewith (or at such later date as shall be agreeable to CCS and Ameris but in no event later than December 31, 2001) (the "Closing Date") at the offices of Boult, Cummings, Conners & Berry, PLC, in Nashville, Tennessee. In addition to other actions contemplated hereunder, CCS and Ameris shall execute in accordance with the Tennessee Business Corporation Act, and shall cause to be filed and recorded with the appropriate offices under the laws of the State of Tennessee, copies of the Articles of Merger. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Tennessee or such subsequent time as the parties shall specify in the Articles of Merger (the "Effective Date").

         2.5. MODIFICATION OF CERTAIN RELATED PARTY LEASES.

         CCS shall have received prior to or contemporaneously with, the execution of this Agreement, one or more leases for certain of CCS's Facilities located in Barstow, California, San Bernardino, California, Banning, California, and Ontario/Rancho Cucamonga, California in the forms attached hereto as Appendix 2.5 executed by the owners of such properties.

         2.6. NON-COMPETITION AGREEMENTS.

         CCS shall have received prior to or contemporaneously with, the execution of this Agreement, non-competition agreements executed by Amy S. Harrison and Martha A. Petrey, Ph.D., in the forms attached hereto as Appendix 2.6.

         2.7. AGREEMENTS OF CERTAIN SHAREHOLDERS OF CCS TO VOTE IN FAVOR OF THE MERGER.

         CCS shall have received prior to, or contemporaneously with, the execution of this Agreement, agreements and irrevocable proxies in the forms attached hereto as Appendix 2.7 executed by each of the members of the Board of Directors of CCS to vote their shares of CCS Common Stock in favor of the Merger at the CCS Shareholders Meeting referred to in ss.6.9.

ARTICLE 3  REPRESENTATIONS AND WARRANTIES OF CCS

         Except as set forth in the Exhibits to this Agreement, CCS hereby represents and warrants to Ameris as follows:

         3.1. ORGANIZATION, CORPORATE POWER AND QUALIFICATION.

         CCS and each of its Subsidiaries listed on Appendix 3.1 is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on its business as and where it is now being conducted, to enter into this Agreement, and to consummate the transactions contemplated hereby. CCS and its Subsidiaries are each duly qualified to do business and in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would constitute a Material Adverse Effect. CCS and each of its Subsidiaries are qualified to do business in the states listed on Appendix 3.1. No jurisdiction where CCS is not presently qualified as a foreign corporation has, to the Knowledge of CCS, made any assertion that CCS's business or ownership of property makes qualification as a foreign corporation in such jurisdiction necessary. A copy of CCS's Charter and all amendments thereto as of the date hereof and a copy of CCS's bylaws, as amended to the date hereof (both certified by the Secretary of CCS), have previously been provided to Ameris and are true, accurate and complete as of the date hereof, have not been amended since the date they were so provided and shall not be amended prior to completion of the Merger. CCS is not in default under or in violation of any provision of its Charter or bylaws. CCS represents and warrants that it has no Subsidiaries that are not shown on Appendix 3.1.

         3.2. CAPITALIZATION OF CCS.

              The authorized capital stock of CCS consists of (i) 50,000,000 shares of $0.01 par value common stock, of which as of the date hereof, 7,228,202 shares have been duly authorized by all necessary corporate action on the part of CCS, are validly issued and outstanding, fully paid and non-assessable, and (ii) 10,000,000 shares of $1.00 par value preferred stock of which, as of the date hereof, no shares have been issued or are outstanding. Except as set forth in Exhibit 3.2 of the Exhibit Volume, there are no other authorized or outstanding equity securities of CCS of any class, kind or character, and there are no outstanding rights, contracts, rights to subscribe, conversion rights, exchange rights, warrants, options, calls, puts or other agreements or commitments of any character relating to the capital stock of CCS or any securities convertible or exchangeable or exercisable for any shares of stock of any class of capital stock of CCS. CCS owns, directly or indirectly, 100% of the stock in each of the Subsidiaries. Except for the transactions contemplated by this Agreement, there are no agreements or understandings among CCS's shareholders with respect to the voting of shares of the CCS Common Stock on any matter.

         3.3. SUBSIDIARIES.

              CCS has no direct or indirect ownership interest in, by way of stock ownership or otherwise, any corporation, association or business enterprise except for the Subsidiaries listed on Appendix 3.1 and further described in Exhibit 3.3, all of which are wholly-owned direct or indirect Subsidiaries. Copies of the Charters or Articles of Incorporation, as applicable, and bylaws of each Subsidiary have previously been provided to Ameris and are true, accurate and complete as of the date hereof and have not been amended since the date they were so provided. CCS owns beneficially and of record all shares of capital stock of each Subsidiary free and clear of all claims, liens, charges and encumbrances of any nature whatsoever, and none of such shares are subject to any covenant or other contractual restriction preventing or limiting the right to transfer such shares. There are not any agreements or understandings to which CCS or any Subsidiary is a party with respect to the voting of shares of capital stock of any Subsidiary; and neither CCS nor any of its Subsidiaries has outstanding any options, calls, rights of conversion or other commitments to purchase or sell any authorized or issued shares of capital stock of any Subsidiary.

         3.4. SEC REPORTS AND FINANCIAL STATEMENTS.

               (a) CCS has filed with the Securities and Exchange Commission (the "SEC") all forms, reports and documents required to be filed with the SEC by it pursuant to the Securities Act and the Exchange Act and the SEC rules and regulations promulgated thereunder, all of which complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (the "SEC Reports"). None of the SEC Reports, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent any such statements have been modified or superceded by a later SEC report filed prior to the date hereof.

               (b) The consolidated balance sheets and the related statements of income, shareholders' equity and cash flow (including the related notes thereto) of CCS included in the SEC Reports (collectively, the "CCS Financial Statements") comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as otherwise noted therein), and present fairly the consolidated financial position of CCS and its Subsidiaries as of their respective dates, and the results of its operations and their cash flow for the periods presented therein (subject, in the case of the unaudited interim financial statements, to the absence of notes and normal year-end adjustments).

         3.5. ABSENCE OF UNDISCLOSED LIABILITIES.

              Except as and to the extent reflected or reserved against in the CCS Financial Statements, except for commitments and obligations incurred in the ordinary course of business accruing after March 31, 2001, except for liabilities under this Agreement or incurred in connection with the transactions contemplated hereby, and except for liabilities or obligations disclosed in this Agreement, the Exhibits and Appendices hereto or in the SEC Reports, CCS and its Subsidiaries have no liabilities, claims or obligations required to be disclosed by GAAP (whether accrued, absolute, contingent, unliquidated or otherwise, whether due to become payable and regardless of when or by whom asserted), except any such liabilities, claims or obligations which would not have a Material Adverse Effect.

         3.6. ABSENCE OF CERTAIN RECENT CHANGES.

              Except as expressly provided in this Agreement or as set forth on Exhibit 3.6 or elsewhere in the Exhibit Volume, from March 31, 2001 through the date of this Agreement, each of CCS and its Subsidiaries have not been, and will not have from the date of this Agreement through the Closing:

               (a) except in the usual and ordinary course of its business, consistent with past practice, and in an amount which is usual and normal incurred any indebtedness or other liabilities (whether accrued, absolute, contingent or otherwise), guaranteed any indebtedness or sold any of its assets;

               (b) suffered any damage, destruction or loss, not covered by insurance, in excess of $100,000;

               (c) suffered the resignation or other termination of any material management personnel of CCS, or the loss of or other termination of a business relationship with any material customers or suppliers not previously disclosed to Ameris in writing;

               (d) increased the regular rate of compensation payable by it to any employee or any physician other than normal merit and cost of living increases granted in the ordinary course of business consistent with past practice; or increased such compensation by bonus, percentage, compensation service award or similar arrangement theretofore in effect for the benefit of any of its employees, which increase is not required by applicable law;

               (e) established or agreed to establish, amended or terminated any pension, retirement or welfare plan or arrangement for the benefit of its employees not theretofore in effect;

               (f) suffered any change in its financial condition, assets, liabilities, operations, or business or suffered any other event or condition of any character which individually or in the aggregate has or would reasonably have a Material Adverse Effect;

               (g) had any change in its capitalization, including, without limitation, the issuance of any shares of stock of any class (other than shares issued upon exercise of Options or pursuant to CCS's employee stock purchase plan), any subscriptions, options, warrants, convertible securities, rights, calls, agreements, commitments or rights affecting or relating in any manner whatsoever to any equity interests in CCS;

               (h) declared or paid any dividend or other distribution on any class of its capital stock or purchased or redeemed any of its capital stock (other than shares acquired by CCS in connection with the exercise of Options);

               (i) made any direct or indirect purchase, redemption or other acquisition by or made any commitment, plan or agreement to purchase, redeem or otherwise acquire any shares of its capital stock or other equity interests (other than shares acquired by CCS in connection with the exercise of Options and the amendments to outstanding Options contemplated by
                    Section 2.2(e));

               (j) experienced any labor organizational efforts, strikes or complaints likely to result in a Material Adverse Effect, other than grievance procedures in the ordinary course of business, or entered into any collective bargaining agreements with any union;

               (k) made any single capital expenditure which exceeded $50,000 or made aggregate capital expenditures for items not included in the capital budget which exceeded $250,000 other than items included in the 2001 or 2002 capital budget of CCS;

               (l) except with respect to Permitted Liens, permitted or allowed any of its assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind (other than under current credit and loan agreements previously disclosed to Ameris in writing);

               (m) written down the value of any of its assets, or written off as uncollectible any notes or accounts receivable, except for year-end adjustments and except for write-downs and write-offs in the ordinary course of business and consistent with past practice, none of which are material, or revalued any of its assets;

               (n) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than in the usual and ordinary course of business, consistent with past practice;

               (o) suffered any extraordinary losses, canceled any debts or waived any claims or rights of substantial value, whether or not in the usual and ordinary course of business;

               (p) paid, lent or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any shareholder of CCS holding more than 5% of the Common Stock of CCS or any of the officers or directors of CCS or any of its Subsidiaries or of any Affiliate, except for reimbursement of ordinary and reasonable business expenses related to its business and the amendments to outstanding Options contemplated by Section 2.2(e);

               (q) amended, terminated or otherwise altered (whether by action or inaction) any contract, agreement or license having unperformed commitments or obligations of more than $50,000 to which it is a party, except in the ordinary course of business consistent with past practice and the amendments to outstanding Options contemplated by Section 2.2(e);

               (r) entered into a material transaction other than in the ordinary course of business or made any change in any method of accounting or accounting practice;

               (s)  canceled, or failed to continue, insurance coverages; or

               (t) agreed, whether in writing or otherwise, to take any action described in this ss.3.6.

         3.7. CONTRACTS.

              Exhibit 3.7 of the Exhibit Volume contains a list of each contract, lease, agreement and other instrument to which CCS or any of its Subsidiaries is a party or is bound which involves an unperformed commitment or obligation (contingent or otherwise) of more than $50,000 in the aggregate, other than any contract with an individual student or resident. Except as noted in such Exhibit, all such contracts, leases and agreements are in full force and effect and there has been no threatened cancellation thereof provided in writing to CCS or any Subsidiary, there are no outstanding material disputes thereunder, each is with unrelated third parties, was entered into on an arms-length basis in the ordinary course of business and will continue to be binding in accordance with its terms after consummation of the transactions contemplated hereby. Except as set forth in Exhibit 3.7, there are no employment agreements or other agreements to which CCS or any of its Subsidiaries is a party or by which CCS or any of its Subsidiaries is bound that contain any severance or termination pay liabilities or obligations.

              Except as described in Exhibit 3.7 or the other Exhibits or Appendices contained in the Exhibit Volume (and except for purchase contracts and orders for inventory in the ordinary course of business consistent with past practice), neither CCS nor any of its Subsidiaries is, as of the date of this Agreement, a party to or bound by any:

               (a) material agreement or contract not made in the ordinary course of business;

               (b) employee collective bargaining agreement or other contract with any labor union;

               (c)  covenant not to compete;

               (d) lease or similar agreement under which CCS or any of its Subsidiaries is a lessor or sublessor of any material real property owned or leased by CCS or any of its Subsidiaries or any portion of premises otherwise occupied by CCS or any of its Subsidiaries (other than leases or agreements among CCS and its Subsidiaries);

               (e) (i) lease or similar agreement under which (A) CCS or any of its subsidiaries is lessee of, or holds or uses, any machinery, equipment, vehicle or other tangible personal property owned by a third party or (B) CCS or any of its subsidiaries is a lessor or sublessor of any tangible personal property owned by CCS or any of its subsidiaries,
                    (ii) continuing contract for the future purchase of materials, supplies or equipment, or (iii) management, service, consulting or other similar type of contract, in any such case under this subsection (e), which has a future liability in excess of $50,000, and which is not terminable by CCS or its subsidiaries for a cost of less than $50,000;

               (f) license or other agreement relating in whole or in part to, trademarks (including, but not limited to, any license or other agreement under which CCS or any of its Subsidiaries has the right to use any of the same owned or held by a third party);

               (g) agreement or contract under which CCS or any of its Subsidiaries has borrowed or lent any money or issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others for an amount in excess of $50,000 (other than (i) endorsements for the purpose of collection in the ordinary course of business, (ii) agreements or contracts among CCS and its Subsidiaries or among CCS or any of its Subsidiaries, and (iii) advances to employees of CCS and its Subsidiaries in the ordinary course of business);

               (h) mortgage, pledge, security agreement, deed of trust or other document granting a lien (including liens upon properties acquired under conditional sales, capital leases or other title retention or security devices but excluding operating leases) other than Permitted Liens;

               (i) other agreement, contract, lease, license, commitment or instrument to which CCS or any of its Subsidiaries is a party or by which CCS or any of its Subsidiaries or any of their assets or businesses are bound or subject, which is not terminable by CCS or its Subsidiaries for a cost of less than $10,000; or

               (j) any agreement, contract, understanding or business venture with any physician, other provider or any other Person which violates the Medicare/Medicaid Fraud and Abuse amendments or any regulations thereunder adopted by the U.S. Department of Health and Human Services.

         3.8. ABSENCE OF RELATED PARTY TRANSACTIONS.

              Except as disclosed on Exhibit 3.8, neither CCS, nor any officer or director of CCS, has any material direct or indirect financial or economic interest in any competitor or supplier of CCS. Except as disclosed on Exhibit 3.8, all transactions involving CCS and its officers and directors and greater than 5% shareholders have been disclosed in CCS's SEC Reports in accordance with the rules and regulations promulgated under the Exchange Act, and said Exhibit lists all such transactions.

         3.9. DEFAULTS.

         Except as disclosed in Exhibit 3.9, neither CCS nor any of its Subsidiaries is in default under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default under any material outstanding indenture, mortgage, contract, instrument or agreement to which CCS or any of its Subsidiaries is a party or by which CCS or any of its Subsidiaries may be bound or under any provision of the Charter or bylaws of CCS or any of its Subsidiaries. Except as set forth in Exhibit 3.9, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any provision of, or result in the breach of, or constitute a default under, any law the violation of which would result in a significant liability to CCS or any of its Subsidiaries, or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal; constitute a violation of or a default under, or a conflict with, any term or provision of the Charter or bylaws of CCS or any of its Subsidiaries or any material contract, commitment, indenture, lease, instrument or other agreement, or any other material restriction of any kind to which CCS or any of its Subsidiaries is a party or is bound; or cause, or give any party grounds to cause (with or without notice, the passage of time or both) the maturity of any liability or obligation of CCS or any of its Subsidiaries, to be accelerated, or increase any such liability or obligation, in each case, where such violation would have a Material Adverse Effect.

         3.10. INVESTMENTS.

         Except as reflected in the CCS Financial Statements, neither CCS nor any of its Subsidiaries have any investments in, or any outstanding material advances to, any other Persons.

         3.11. RECEIVABLES.

         All notes and accounts receivable of CCS and its Subsidiaries shown on the CCS Financial Statements and all those arising since the date of the balance sheets presented in the CCS Financial Statements have arisen in the ordinary course of business.

         3.12. POWERS OF ATTORNEY.

         Exhibit 3.12 lists any outstanding powers of attorney related to any of CCS and its Subsidiaries and a summary statement of the terms thereof.

         3.13. GUARANTEES.

         Included as Exhibit 3.13 in the Exhibit Volume is a list and brief description of all guarantees and any matters of suretyship of CCS and its Subsidiaries.

         3.14. PERMITS AND LICENSES.

         Included as Exhibit 3.14 in the Exhibit Volume is a schedule of permits and licenses, listing and briefly describing each permit, license or similar authorization from each governmental authority issued with respect to the operation or ownership of the Facilities by

CCS and its Subsidiaries together with the designation of the respective expiration dates of each, and also listing and briefly describing each association in which CCS or any of its Subsidiaries is a member and each association or governmental authority by which CCS or any of its Subsidiaries is accredited, certified, or otherwise recognized. Neither CCS nor any of its Subsidiaries is required under any applicable law or regulation to obtain any additional material permits, licenses or similar authorizations (including, without limitation, any additional certificates of need) from any governmental authority for the proper conduct of its business or to become a member of or accredited by any association or governmental authority other than those listed on Exhibit 3.14 in the Exhibit Volume.

         3.15. LITIGATION, ETC.

               Except as set forth in Exhibit 3.15 of the Exhibit Volume, there is no material litigation, arbitration, governmental claim, investigation or proceeding pending or, to the Knowledge of CCS or any of its Subsidiaries, threatened against CCS or any of its Subsidiaries at law or in equity, before any court, arbitration tribunal or governmental agency. Except as set forth in
Exhibit 3.15, all claims and litigation against CCS or any of its Subsidiaries are fully covered by insurance, after taking into account deductibles and retentions. All claims listed on Exhibit 3.15 that are not covered by insurance will not, individually or in the aggregate, result in a Material Adverse Effect.

         3.16. COURT ORDERS, DECREES AND LAWS.

               There is not outstanding or, to the Knowledge of CCS or any of its Subsidiaries, threatened any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal against or affecting CCS or any of its Subsidiaries or any of their assets which would significantly interfere with their ability to conduct their businesses. CCS and its Subsidiaries are in material compliance with all applicable federal, state and local laws, regulations and administrative orders which are material to the business of CCS and its Subsidiaries, and CCS and its Subsidiaries have received no notices of alleged violations thereof except as disclosed in Exhibit 3.16 hereof. To the Knowledge of CCS or any of its Subsidiaries, no governmental authorities are presently conducting proceedings against CCS or any of its Subsidiaries and, to the Knowledge of CCS or any of its Subsidiaries, no such investigation or proceeding is pending or being threatened.

         3.17. TAXES.

               Copies of CCS's federal, state and local income tax returns for the tax years ended June 30, 2000, June 30, 1999 and June 30, 1998 have previously been provided or made available to Ameris. No waivers of any statute of limitations relating to the payment of taxes have been given by CCS or any of its Subsidiaries and no waivers therefor have been requested by the Internal Revenue Service from CCS or any of its Subsidiaries. Except as set forth in
Exhibit 3.17, no extensions have been obtained to file any tax return which has not heretofore been filed. CCS and its Subsidiaries have withheld from each payment made to employees, independent contractors, creditors, shareholders or other third parties the amount of all taxes (including, but not limited to, federal, state and local income taxes and Federal Insurance Contribution Act taxes) required to be withheld therefrom and all amounts customarily withheld therefrom, and have set aside all other employee contributions or payments customarily set aside with respect to such wages and have paid or will pay the same to, or have deposited or will deposit such payment with, the proper tax receiving officers or other appropriate authorities. None of CCS and its Subsidiaries will be required, as a result of a change in method of accounting for a taxable period ending on or prior to the Closing Date, to include any adjustment in taxable income for any taxable period (or portion thereof) beginning after the Closing Date. None of CCS and its Subsidiaries has been a member of an affiliated group (as defined in ss.1504(a) of the Code) other than one of which CCS was the common parent, or has any liability for the taxes of any Person (other than CCS or any of its Subsidiaries under Treasury Regulations
Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by consent or otherwise). None of CCS and its Subsidiaries is a party to or bound by any tax sharing agreement. None of CCS and its Subsidiaries is and will not become obligated (under any contract entered into on or before the Closing Date) to make any payments that will be non-deductible under ss.280G of the Code. CCS and its Subsidiaries have not been a "United States real property holding corporation" as defined in ss.897 of the Code during the applicable period specified therein.

               All federal, state and other tax returns of CCS and its Subsidiaries required by law to be filed have been or will be timely filed, and CCS and its Subsidiaries paid or provided for all taxes (including taxes on properties, income, franchises, licenses, sales and payrolls) whether or not shown on any return or which have become due pursuant to such returns or pursuant to any assessment, except for any taxes and assessments of which the amount, applicability or validity is currently being contested in good faith by appropriate proceedings and with respect to which CCS or its Subsidiaries has set aside on its books adequate reserves. All such tax returns have been or will be prepared and filed as required by applicable laws and regulations and are true and accurate in all material respects. The amounts set up as provisions for taxes (including provision for deferred income taxes) on the CCS Financial Statements are sufficient for the payment of all unpaid federal, state, county and local taxes accrued for or applicable to all periods (or portions thereof) ending on or before the Closing Date. There are no tax liens on any of the property of CCS or any of its Subsidiaries except those with respect to taxes not yet due and payable and except for any taxes and assessments of which the amount, applicability or validity is currently being contested in good faith by appropriate proceedings and with respect to which CCS or its Subsidiaries has set aside on its books adequate reserves. There are no pending tax examinations nor has CCS or any of its Subsidiaries received a revenue agent's report asserting a tax deficiency. None of CCS or its Subsidiaries expects any taxing authority to claim or assess any amount of additional taxes against it. No claim has ever been made by a taxing authority in a jurisdiction where CCS or any of its Subsidiaries does not file tax returns that CCS or any of its Subsidiaries is or may be subject to taxes assessed by such jurisdiction. The Federal income tax liability of CCS and its Subsidiaries has been examined and reported on by the Internal Revenue Service (or closed by applicable statutes) and satisfied for all fiscal years prior to and including the fiscal year ended June 30, 1997. None of CCS or its Subsidiaries has filed a consent under ss. 341(f) of the Code relating to collapsible corporations.

         3.18. IMMIGRATION ACT.

               CCS is in compliance with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended (the "Immigration Act"), in all material respects. To the Knowledge of CCS and its Subsidiaries, there are no material violations or potential violations of the Immigration Act by CCS or any of its Subsidiaries. Neither CCS nor any of its Subsidiaries has been cited, fined, served with a Notice of Intent to Fine or with a Cease and Desist Order, nor, to the Knowledge of CCS or any of its Subsidiaries, has any action or administrative proceeding been initiated or threatened against CCS or any of its Subsidiaries, by reason of any actual or alleged failure to comply with the Immigration Act.

         3.19. PROGRAM COMPLIANCE.

               None of CCS or any of its Subsidiaries is a party to, or the beneficiary of, any agreement, contract, understanding or business venture with any provider or referral source which, in any material respects, violates the Medicare/Medicaid Fraud and Abuse amendments or any regulations thereunder adopted by the U.S. Department of Health and Human Services or any regulations adopted by any other federal or state agency or which results in overutilization of health care services by patients.

         3.20. REIMBURSEMENT MATTERS.

               All Medicare and Medicaid Cost Reports filed by CCS either not audited by the fiscal intermediary or audited and not formally settled are listed on Exhibit 3.20 of the Exhibit Volume, and copies of the same have been made available to Ameris. A schedule setting forth the audit status of such Medicare Cost Reports is set forth in Exhibit 3.20 of the Exhibit Volume. The amounts set up as provisions for Medicare and Medicaid adjustments and adjustments by any other third party payors on the CCS Financial Statements are reasonable, good faith estimates of the amounts for which CCS or any of its Subsidiaries may be liable. Neither CCS nor any of its Subsidiaries has any Knowledge of any basis for any claims against CCS or any of its Subsidiaries by any third party payors other than routine Medicare and Medicaid audit adjustments.

         3.21. ENVIRONMENTAL MATTERS.

               Except as disclosed on Exhibit 3.21 or in the SEC Reports, (i) all operations conducted by CCS and its Subsidiaries at the Facilities are in material compliance with all Environmental Laws (as defined below); (ii) there are no judicial or administrative actions, suits or proceedings pending or, to the Knowledge of CCS or its Subsidiaries, threatened against CCS or its Subsidiaries alleging the material violation of any Environmental Law and neither CCS nor any Subsidiary has received written notice from any Person alleging any material violation of or liability under any Environmental Laws, in either case which would reasonably be expected to result in material Environmental Costs and Liabilities; (iii) to the Knowledge of CCS or its Subsidiaries, there are no facts, circumstances or conditions attributable to CCS or any of its Subsidiaries that would reasonably be expected to result in material Environmental Costs and Liabilities; and (iv) to the Knowledge of CCS or its Subsidiaries, neither CCS nor any of its Subsidiaries has ever generated, transported, treated, stored, handled or disposed of any

Hazardous Material (as hereinafter defined) at any site, location or facility in a manner that would reasonably be expected to result in any material Environmental Costs and Liabilities under any Environmental Law; and to the Knowledge of CCS or any of its Subsidiaries, no such Hazardous Material has been or is currently present on, in, at or under any of the Facilities in a manner that would reasonably be expected to result in any material Environmental Costs and Liabilities (including without limitation, containment by means of any underground or aboveground storage tank). For the purpose of this ss.3.21, the following terms have the following definitions: (X) "Environmental Costs and Liabilities" means any losses, liabilities, obligations, damages, fines, penalties, judgments, actions, claims, costs and expenses (including, without limitation, fees, disbursements and expenses of legal counsel, experts, engineers and consultants and the costs of investigation and feasibility studies, remedial or removal actions and cleanup activities) arising from or under any Environmental Law; (Y) "Environmental Laws" means any applicable federal, state or local law (including common law), statute, code, ordinance, rule, regulation or other requirement relating to the environment, natural resources, or public or employee health and safety; and (Z) "Hazardous Material" means any substance, material or waste exposure to which is regulated by federal, state or local government, including, without limitation, any substance, material or waste which is defined as a "hazardous waste," "hazardous material," "hazardous substance," "toxic waste" or "toxic substance" under any provision of Environmental Law and including but not limited to petroleum and petroleum products.

         3.22. ERISA.

               (a) Except as listed in Exhibit 3.22 of the Exhibit Volume, CCS and its Subsidiaries have no "employee benefit plans", as such term is defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other plan or similar arrangement, written or otherwise, which provides any type of pension or welfare benefit to any of their directors, employees, or former employees.

               (b) With respect to all of the plans listed in Exhibit 3.22, CCS and its Subsidiaries delivered to Ameris true and exact copies of all plan documents embodying the provisions of such plans, together with all amendments thereto, all summary plan descriptions and summaries of material modifications pertaining thereto, copies of the most recent Internal Revenue Service determination letters, if any, relating to such plans, copies of the last three (3) years' Annual Report (Form 5500 series), as filed with respect to such plans with the Internal Revenue Service, together with all Schedules and attachments thereto, including, without limitation, copies of the plan audits and/or actuarial valuations, copies of all contract administration agreements between CCS and its Subsidiaries and third party administrators, copies of all participant-related forms currently in use in connection with such plans including, without limitation, salary reduction agreements and beneficiary designations and participant-specific claims history for any "welfare benefit plan" (within the meaning of Section 3(1) of ERISA) that has been in existence during any part of the last three years.

               (c) Except as set forth on Exhibit 3.22, no "prohibited transaction", as such term is defined under Section 4975(c) of the Code or under Section 406 of ERISA, and the respective regulations thereunder, has occurred or is occurring with respect to any "employee benefit plan" maintained by CCS and its Subsidiaries or with respect to any trustee or administrator thereof.

         3.23. PENSION PLANS. CCS has never maintained, and does not now maintain, any "pension plan" as such term is defined in Section 3(2) of ERISA.

         3.24. EMPLOYEE MATTERS.

               Included as Exhibit 3.24A of the Exhibit Volume is a list of all employees of CCS and its Subsidiaries whose total annual compensation (including bonuses) in the last 12 months was in excess of $50,000. CCS has separately furnished a true and correct schedule setting forth the annual rates of compensation of such individuals. Except as set forth in Exhibit 3.24A, no written employment agreement to which CCS or any of its Subsidiaries is a party requires longer than a four-week notice before termination or agreement to lend to or guarantee any loan to an employee or an agreement relating to a bonus, severance pay or similar plan, agreement, arrangement or understanding. Exhibit 3.24B of the Exhibit Volume is a brief description of employee benefits of CCS. Except as may be required by ss.4980B of the Code or applicable state health care continuation coverage statutes, CCS has no liability under any plan or arrangement which provides welfare benefits, including medical and life insurance, to any current or future retiree or terminated employee.

         3.25. INSURANCE; MALPRACTICE.

               Exhibit 3.25 of the Exhibit Volume is a list and brief description of all policies of fire, general liability, professional liability, product liability, environmental impairment liability, worker's compensation, health and other forms of insurance policies or binders currently in force insuring against risks of CCS. All insurance policies or binders of CCS are valid, outstanding and enforceable and will continue to be valid, binding and enforceable following the consummation of the transactions contemplated by this Agreement. Exhibit 3.25 of the Exhibit Volume contains a description of the past malpractice liability insurance coverage and claims history of CCS for the past two fiscal years.

         3.26. LABOR MATTERS.

               There are no collective bargaining agreements with any labor union to which CCS or any of its Subsidiaries is a party or by which CCS or any of its Subsidiaries is bound, and they are not currently negotiating with a labor union, except as set forth on Exhibit 3.26. Except as set forth in Exhibit 3.26, no employees of CCS or any of its Subsidiaries have ever petitioned for a representation election. CCS and its Subsidiaries are in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have a Material

Adverse Effect, and are not engaged in any unfair labor practice. There is no unfair labor practice complaint against CCS or any of its Subsidiaries pending before the National Labor Relations Board. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the Knowledge of CCS or any of its Subsidiaries, threatened against or affecting CCS or any of its Subsidiaries. No grievance which might have a Material Adverse Effect nor any such arbitration proceeding arising out of or under collective bargaining agreements is pending and, to the Knowledge of CCS or any of its Subsidiaries, no claim therefor exists. Neither CCS nor any of its Subsidiaries has experienced any employee strikes during the last three years. CCS will advise Ameris of any such labor dispute, petition for representative election or negotiations with any labor union which shall arise before the Closing Date.

         3.27. IMPROPER PAYMENTS.

               Neither CCS nor any of its Subsidiaries nor any officer or, to the Knowledge of CCS or any of its Subsidiaries, employee of CCS or any of its Subsidiaries have made any bribes, kickbacks or other improper payments on behalf of CCS or any of its Subsidiaries or received any such payments from vendors, suppliers or other persons contracting with CCS or any of its Subsidiaries.

         3.28. NO FINDERS OR BROKERS.

               Neither CCS or any of its Subsidiaries nor any officer or director of CCS or any of its Subsidiaries has engaged any finder or broker in connection with the transactions contemplated hereunder, except for McDonald Investments, Inc.

         3.29. AUTHORITY; BINDING EFFECT.

               CCS has the requisite corporate power and corporate authority to enter into this Agreement and, subject to the convening of a shareholders' meeting and the approval of shareholders as required by Tennessee law, to carry out the transactions contemplated hereby. The Board of Directors of CCS has taken all actions required to be taken by it by law and by CCS's Charter and bylaws, or otherwise, to authorize the execution and delivery of this Agreement and the transactions contemplated hereby. The execution, delivery, and performance of this Agreement constitutes the valid and binding agreement of CCS enforceable in accordance with its terms (except as the same may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as to the remedy of specific performance which may not be available under the laws of various jurisdictions) assuming that this Agreement has been duly authorized, delivered and executed by Ameris and Ameris Holdings and constitutes the valid and binding obligation of Ameris and Ameris Holdings enforceable against Ameris and Ameris Holdings in accordance with its terms (except as enforceability against Ameris or Ameris Holdings may be restricted, limited or delayed to the same extent as referred to in the parenthetical phrase immediately above).

         3.30. CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES.

               No characteristic of CCS or any of its Subsidiaries or of the nature of their businesses or operations requires any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for filing and recording of appropriate merger documents and the filing of proxy materials and other documents required to be filed with the SEC and the National Association of Securities Dealers.

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF AMERIS AND AMERIS HOLDINGS

         Ameris and Ameris Holdings hereby represent and warrant as follows:

         4.1. ORGANIZATION AND STANDING OF AMERIS AND AMERIS HOLDINGS.

               Each of Ameris and Ameris Holdings is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Tennessee. Each of Ameris and Ameris Holdings has full power and authority to own, lease and operate its properties and to conduct its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the property owned or leased or the nature of the business conducted by it requires such qualification.

         4.2. AUTHORITY; BINDING EFFECT.

               Each of Ameris and Ameris Holdings has the requisite power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby and has taken all action required by law, its Charter, By-laws or otherwise to authorize such execution and delivery and the consummation of the transactions contemplated hereby. The execution, delivery, and performance of this Agreement constitutes the valid and binding agreements of each of Ameris and Ameris Holdings enforceable in accordance with its terms (except as the same may be restricted, limited or delayed by applicable bankruptcy or other laws affecting creditors' rights generally and except as to the remedy of specific performance which may not be available under the laws of various jurisdictions) assuming that this Agreement has been duly authorized, delivered and executed by CCS and constitutes the valid and binding obligation, enforceable against CCS in accordance with its terms (except as enforceability against CCS may be restricted, limited or delayed to the same extent as referred to in the parenthetical phrase immediately above).

         4.3. FINANCING.

               True, correct and complete copies of the Financing Commitment have been furnished to CCS. The funding to be provided by the Financing Commitment, together with Additional Financing Commitment, is sufficient to enable Ameris to fund the transactions contemplated by this Agreement. Ameris has no Knowledge of any reason why the financings contemplated by the Financing Commitment will not be consummated at the Closing.

         4.4. CONSENTS AND APPROVALS OF GOVERNMENTAL AUTHORITIES.

               No characteristic of Ameris or Ameris Holdings or of the nature of either of their businesses or operations requires any consent, approval or authorization of, or declaration, filing or registration with any governmental or regulatory authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby except for filing and recording of appropriate merger documents.

         4.5. DEFAULTS.

               Ameris and Ameris Holdings are not in default under, nor has any event occurred which, with the lapse of time or action by a third party, could result in a default under any outstanding indenture, mortgage, contract, instrument or agreement to which Ameris or Ameris Holdings is a party or by which Ameris or Ameris Holdings may be bound, unless such default would not have a material adverse effect on Ameris or Ameris Holdings, or under any provision of the Charter or By-laws of Ameris or Ameris Holdings. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not violate any provision of, or result in the breach of, or constitute a default under, any law the violation of which would result in a significant liability to Ameris or Ameris Holdings or any order, writ, injunction or decree of any court, governmental agency or arbitration tribunal; constitute a violation of or a default under, or a conflict with, any term or provision of the Charter or By-laws of Ameris or Ameris Holdings or any material contract, commitment, indenture, lease, instrument or other agreement, or any other restriction of any kind to which Ameris or Ameris Holdings is a party or is bound; or cause, or give any party grounds to cause (with or without notice, the passage of time or both) the maturity of any liability or obligation of Ameris or Ameris Holdings to be accelerated, or increase any such liability or obligation, in each case, where such violation would have a material adverse effect on Ameris or Ameris Holdings.

         4.6. NO FINDERS OR BROKERS.

               Neither Ameris, Ameris Holdings nor any officer, director or shareholder of Ameris or Ameris Holdings has engaged any finder or broker in connection with the transactions contemplated hereunder.

         4.7. LEGAL PROCEEDINGS.

               No proceeding has been instituted against Ameris, Ameris Holdings, or any of their Affiliates by any Person or governmental body, whether seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated hereunder.

ARTICLE 5 COVENANTS OF AMERIS AND AMERIS HOLDINGS

               Ameris and Ameris Holdings hereby covenant and agree as follows:

         5.1. BEST EFFORTS TO SECURE CONSENTS.

               Each of Ameris and Ameris Holdings shall take the necessary corporate and other action and shall use its reasonable best efforts to secure before the Closing Date all necessary consents and approvals required to carry out the transactions contemplated by the Agreement and to satisfy all other conditions precedent to the obligations of Ameris, Ameris Holdings and CCS pursuant to this Agreement.

         5.2. FINANCING COMMITMENTS.

               Each of Ameris and Ameris Holdings will use its reasonable best efforts to obtain the Additional Financing Commitment and to cause the conditions to the obligations of each of the lenders and equity participants as set forth in the Financing Commitment and Additional Financing Commitment (and the related documentation), to be satisfied as of the Closing Date. Ameris and Ameris Holdings shall keep CCS reasonably informed of the current status of negotiations with respect to the Financing Commitment, the Additional Financing Commitment and the documentation relating thereto and shall promptly notify CCS
(a) of any adverse developments with respect to such negotiations including, without limitation, any indication from any of such lenders or equity participants that such lender or equity participant does not intend, or will not be able, to provide the financing described in its Financing Commitment or Additional Financing Commitment and (b) of any facts, circumstances or conditions of which Ameris or Ameris Holdings is aware that present a significant possibility that any conditions to the obligations of the lenders and the equity participants set forth in the Financing Commitment or the Additional Financing Commitment will not be satisfied on the Closing Date.

         5.3. INFORMATION.

               Ameris and Ameris Holdings shall promptly provide to CCS upon reasonable request any information or documents reasonably necessary for CCS or its shareholders to make an informed judgment as to the advisability of consummating the transactions contemplated hereby or to verify the representations and warranties of Ameris and Ameris Holdings herein, including, but not limited to, notice of (i) any communication from any person alleging that their consent is required in connection with the transactions contemplated hereunder, (ii) any communication from any governmental authority in connection with the transactions hereunder, (iii) any representation or warranty made hereunder which becomes untrue in any material respect, (iv) the failure to perform or comply with any covenant hereunder, (v) any action, suit, claim, investigation or proceeding relating to the transactions contemplated hereunder or (vi) any fact that caused or would be reasonably likely to cause the Financing Commitment or the Additional Financing Commitment to be terminated or ineffective or any of the conditions contained therein not to be met.

         5.4. COMPLIANCE WITH AGREEMENT.

               Ameris and Ameris Holdings shall not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and shall do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement. Ameris and

Ameris Holdings shall give CCS prompt written notice of any changes to any information contained in the representations and warranties made in ARTICLE 4 hereof and on the Exhibits referred to therein (provided, however, that such notice shall not limit CCS's rights under ss.9.1(b) hereof) and of any condition or event which constitutes a default of any covenant or agreement made in
ARTICLE 5 or in any other section hereof.

         5.5. PROXY MATERIAL.

               Each of Ameris and Ameris Holdings will assist CCS in the preparation of the proxy materials. All information relating to Ameris and Ameris Holdings provided by Ameris and Ameris Holdings to CCS for inclusion in its proxy materials will, at the date mailed to CCS's shareholders, not contain any statement which, at the time and in the light of the circumstances under which it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading.

         5.6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               Each of Ameris and Ameris Holdings agrees that all rights to indemnification for acts or omissions occurring at or prior to the Effective Date existing in favor of the current or former directors, officers or employees of CCS or any of its Subsidiaries, as provided in their respective governing instruments or by contract, disclosed on Exhibit 5.6 shall be continued, without further action, as of the Effective Date and shall survive the Merger and such shall continue in full force and effect in accordance with their terms. Ameris shall, or shall cause the Surviving Entity to, maintain in effect for not less than three (3) years after the Effective Date the current policies of directors' and officers' liability insurance maintained by CCS and its Subsidiaries on the date hereof.

         5.7. CONFIDENTIALITY AGREEMENT.

               Ameris and CCS shall each continue to be bound by the terms of a Confidentiality Agreement dated June 11, 2001 (the "Confidentiality Agreement").

         5.8. SEVERANCE ARRANGEMENTS.

               Ameris will honor and abide by all severance agreements and obligations as set forth in Exhibit 5.8.

ARTICLE 6 COVENANTS OF CCS

         CCS covenants as follows:

         6.1. ACCESS AND INFORMATION.

               During the period between the date of this Agreement and the Effective Date CCS will: (i) provide to Ameris and its officers, attorneys, accountants and other representatives, during normal business hours, reasonable access to all of the properties, assets, agreements, commitments, books, records, accounts, tax returns, and documents of CCS and its Subsidiaries and permit them to make copies thereof; (ii) furnish Ameris and its representatives with all material information concerning the business, properties and affairs of CCS and its Subsidiaries as Ameris reasonably requests and certified by the officers, if requested; (iii) cause the independent public accountants of CCS and its Subsidiaries to make available to Ameris and its representatives all financial information relating to CCS and its Subsidiaries reasonably requested, including all working papers pertaining to audits and reviews made heretofore by such auditors; (iv) furnish Ameris true and complete copies of all financial and operating statements of CCS and its Subsidiaries; (v) permit access to customers and suppliers for consultation or verification of any information obtained by Ameris and use their best efforts to cause such customers and suppliers to cooperate with Ameris in such consultation and in verifying such information; and (vi) cause their employees, accountants and attorneys to make disclosure of all material facts known to them affecting the financial condition and business operations of CCS and its Subsidiaries and to cooperate fully with any audit, review, investigation or examination made by Ameris and its representatives, including, without limitation, with respect to:

               (a)      the books and records of CCS and its Subsidiaries;

               (b) the reports of state and federal regulatory examinations;

               (c) leases, contracts and commitments between CCS or any of its Subsidiaries and any other person;

               (d)      physical examination of the Real Property; and

               (e)      physical examination of the Equipment and Furnishings;

provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the business and operations of CCS and its Subsidiaries; provided, further that under clauses (v) and (vi) above, CCS shall have the right to have a representative present during any such meeting and the right to receive notice before such person is contacted.

Such information shall be held confidential subject to the Confidentiality Agreement and ss.6.12 herein.

         6.2. CONDUCT OF BUSINESS.

               Between the date hereof and the Effective Date, except as otherwise expressly approved in writing by Ameris or contemplated by this Agreement, CCS and the Subsidiaries shall conduct their businesses only in the ordinary course thereof consistent with past practice. CCS will, and will cause the Subsidiaries to, consistent with conducting its business in accordance with reasonable business judgment, use their respective reasonable best efforts to preserve the business of CCS and its Subsidiaries intact, and use their respective reasonable best efforts to preserve for Ameris the goodwill of the suppliers, customers and others having business relations with CCS.

         6.3. PERSONNEL MATTERS.

               During the period from and after the date hereof and through the Effective Date, CCS will, subject to the terms of the Confidentiality Agreement, afford to the officers, attorneys, accountants and other authorized representatives of Ameris reasonable access to all officers and employees of CCS for the purpose of interviewing, testing and conducting such other evaluations as Ameris may reasonably require; provided, that CCS shall have the right to have a representative present during any such meeting and the right to receive notice before such person is contacted. Ameris shall be permitted to negotiate employment agreements with such officers and employees of CCS as it may determine, such employment agreements to be with either Ameris or an Affiliate of Ameris as Ameris may elect; provided, however, that no such employment agreement shall be effective until the Effective Date.

         6.4. COMPLIANCE WITH AGREEMENT.

               CCS shall not undertake any course of action inconsistent with satisfaction of the conditions applicable to it set forth in this Agreement, and shall do all such acts and take all such measures as may be reasonably necessary to comply with the representations, agreements, conditions and other provisions of this Agreement. CCS shall give Ameris prompt written notice of any change in any information contained in the representations and warranties made in ARTICLE 3 hereof and on the Exhibits referred to therein (provided, however, that such notice shall not limit Ameris's rights under ss.9.1(c) hereof) and of any condition or event which constitutes a default of any covenant or agreement made in ARTICLE 6 or in any other section hereof.

         6.5. BEST EFFORTS TO SECURE CONSENTS.

               CCS shall take the necessary corporate and other action and shall use its reasonable best efforts to secure before the Closing Date all necessary consents and approvals required to carry out the transactions contemplated by the Agreement and to satisfy all other conditions precedent to the obligations of Ameris and CCS.

         6.6. ASSETS COMPLETE.

               The assets of CCS and its Subsidiaries owned or leased as of the Closing Date will include all the equipment, inventory and other assets being presently used in the conduct of or related to the businesses of CCS and its Subsidiaries except those sold or consumed after the date hereof in the ordinary course of business.

         6.7. UNUSUAL EVENTS.

               Until the Effective Date, CCS shall supplement or amend all relevant Exhibits in the Exhibit Volume with respect to any matter thereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Exhibits; provided, however, that for the purposes of the rights and obligations of the parties hereunder, any such supplemental disclosure shall not be deemed to have been disclosed as of the date CCS delivers to Ameris the Exhibit Volume pursuant to ss.9.1 of this Agreement or any other date, and shall not be deemed to amend or supplement any Exhibits or to prevent or cure any misrepresentation, breach of warranty or breach of covenant, unless agreed to in writing by Ameris.

         6.8. INTERIM FINANCIAL STATEMENTS.

               Within 30 days after the end of each calendar month subsequent to the date of this Agreement and prior to the Effective Date, CCS shall deliver to Ameris an unaudited consolidated balance sheet of CCS and its Subsidiaries as of the end of such calendar month together with the related consolidated statement of operations. All such financial statements shall fairly present the financial position and results of operations during the periods indicated, in accordance with GAAP, except that note information may be omitted in such statements, subject to year-end audit adjustments, but only if such adjustments are of a normal, recurring type and are not material in the aggregate.

         6.9. SHAREHOLDERS' MEETING AND PROXY MATERIAL.

               CCS shall cause a meeting of its shareholders (the "CCS Shareholder Meeting") to be duly called and held as soon as reasonably practicable (subject to the receipt of all necessary approvals) after the date Ameris receives the Additional Financing Commitment for the purpose of voting on the approval and adoption of this Agreement (the "CCS Shareholder Approval"). Except as provided in ss.6.10, the CCS Board shall recommend approval and adoption of this Agreement by CCS's shareholders.

               In connection with the CCS Shareholder Meeting, CCS shall, as soon as reasonably practicable following the execution of this Agreement, prepare and file with the SEC a preliminary Proxy Statement and use its reasonable best efforts to respond to any comments of the SEC and to cause the Proxy Statement to be mailed to its shareholders as promptly as reasonably practicable after responding to all such comments to the satisfaction of the SEC. Notwithstanding the foregoing, CCS shall not be required to cause the Proxy Statement to be mailed to its shareholders until Ameris has received the Additional Financing Commitment. CCS shall give Ameris and its counsel the opportunity to review the Proxy Statement and all amendments and supplements thereto prior to their being filed with the SEC. CCS will notify Ameris promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will supply Ameris with copies of all correspondence between CCS or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the CCS Shareholder Meeting there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, CCS will promptly prepare and mail to its shareholders such an amendment or supplement. Ameris shall cooperate with CCS in the preparation of the Proxy Statement and in responding to comments of the SEC, and Ameris shall promptly notify CCS if any information supplied by it for inclusion in the Proxy Statement shall have become false or misleading, and shall cooperate with CCS in disseminating the Proxy Statement, as so amended or supplemented, to correct any such false or misleading information.

         6.10. NON-SOLICITATION "NO-SHOP" COVENANT.

               (a) From and after the date of this Agreement until the Closing Date or the earlier termination of this Agreement in accordance with its terms, except as provided in ss.6.10(b), CCS will not, and will not permit its directors, officers and investment bankers to, and will use their reasonable best efforts to cause their respective employees, representatives and other agents not to, directly or indirectly, (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any Person relating to, any Acquisition Proposal, or (iii) agree to, approve, recommend or otherwise endorse or support any Acquisition Proposal. As used herein, the term "Acquisition Proposal" shall mean any proposed or actual (i) merger, consolidation or similar transaction involving CCS or any of its Subsidiaries, (ii) sale, lease or other disposition, directly or indirectly, by merger, consolidation, share exchange or otherwise, of any assets of CCS or its Subsidiaries (other than non-material dispositions of assets in the ordinary course of business), (iii) transaction in which any Person shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, or any "group" (as such term is defined under the Exchange Act) shall have been formed which beneficially owns or has the right to acquire beneficial ownership of, 20% or more of the outstanding CCS Common Stock, (iv) liquidation, dissolution, or other similar type of transaction with respect to CCS or any of its Subsidiaries, or (v) transaction which is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term "Acquisition Proposal" shall not include the Merger and the transactions contemplated thereby. CCS will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

               (b) Notwithstanding the provisions of paragraph (a) above, nothing contained in this Agreement shall prevent CCS or its Board of Directors, directly or through representatives or agents on behalf of the Board, from furnishing non-public information to, or entering into discussions or negotiations with any person or entity in connection with an unsolicited bona fide written Acquisition Proposal by such Person recommending such an unsolicited bona fide written Acquisition Proposal to the shareholders of CCS or withdrawing or modifying in a manner adverse to Ameris its recommendation to CCS's shareholders that they give the CCS Shareholder Approval, if the Board of Directors of CCS determines in good faith after consultation with its financial advisors and legal advisors that (1) such Acquisition Proposal constitutes, or could lead to, a Superior Proposal, (2) CCS complies with the notice and negotiation provisions concerning such Superior Proposal set forth in ss.9.1(f) herein, and (3) the failure to take such action would constitute a breach of the fiduciary duties of CCS's Board of Directors to its shareholders under Tennessee law. Notwithstanding anything contained herein to the contrary, CCS and its Board of Directors shall be entitled to take any action it determines in good faith it is required to take with regard to an Acquisition Proposal to comply with Rule 14e-2 or Rule 14d-9 under the Exchange Act.

               (c) Except as set forth herein, neither the Board of Directors of CCS nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Ameris, the approval or recommendation by the Board of Directors of CCS or such committee of this Agreement or the Merger, (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or (iii) enter into any agreement with respect to any Acquisition Proposal.

         6.11. MAINTAIN INSURANCE COVERAGE.

               From the date hereof until the Closing, CCS shall maintain and cause to be maintained in full force and effect the existing insurance on the assets and the operations of CCS, and shall provide, upon request by Ameris, evidence satisfactory to Ameris that such insurance continues to be in effect and that all premiums due have been paid.

         6.12. HANDLING OF DOCUMENTS.

               With respect to information provided by Ameris and/or Ameris Holdings pursuant to this Agreement prior to the Closing, CCS shall keep all such information confidential which is not in the public domain, except to the extent that such information becomes generally available to the public other than as a result of a disclosure directly or indirectly by CCS, was known by CCS on a non-confidential basis prior to disclosure to CCS by Ameris or Ameris Holdings pursuant to this Agreement, becomes available to CCS on a non-confidential basis from a source (other than Ameris or Ameris Holdings) which is entitled to disclose the same or is required to be disclosed by law or the rules of the National Association of Securities Dealers, and to exercise the same care in handling such information as it would exercise with similar information of its own.

ARTICLE 7 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CCS

               All obligations of CCS which are to be discharged under this Agreement at the Closing are subject to the fulfillment at, or prior to, the Closing, of each of the following conditions (unless expressly waived in writing by CCS at any time at or prior to the Closing):

         7.1. REPRESENTATIONS AND WARRANTIES TRUE.

               All of the representations and warranties made by Ameris and Ameris Holdings contained in ARTICLE 4 of this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the date of Closing, and shall be true at and as of the date of Closing in all material respects. Each of Ameris and Ameris Holdings shall have performed and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing, and CCS shall have been furnished with a certificate of the President or any Vice President of Ameris, dated the Closing Date, in such officer's capacity, certifying to the truth of such representations and warranties as of the Closing and to the fulfillment of such covenants and conditions.

         7.2. OPINION OF COUNSEL.

               CCS shall have been furnished with an opinion dated the Closing Date of Boult, Cummings, Conners & Berry, PLC, counsel to Ameris and Ameris Holdings, in form and substance satisfactory to CCS, to the effect set forth as Appendix 7.2 attached hereto.

         7.3. AUTHORITY.

               All action required to be taken by or on the part of Ameris and Ameris Holdings to authorize the execution, delivery and performance of this Agreement by Ameris and Ameris Holdings and the Articles of Merger by Ameris and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Board of Directors of Ameris and the Board of Directors of Ameris Holdings, as the case may be.

         7.4. NO OBSTRUCTIVE PROCEEDING.

               No action or proceedings shall have been instituted against, and no order, decree or judgment of any court, agency, commission or governmental authority shall be subsisting against CCS, or the officers or directors of CCS, which seeks to, or would, render it unlawful as of the Closing to effect the transactions contemplated hereby in accordance with the terms hereof, and no such action shall seek damages in a material amount by reason of the transactions contemplated hereby. Also, no substantive legal objection to the transactions contemplated by this Agreement shall have been received from or threatened by any governmental department or agency.

         7.5. DELIVERY OF CERTAIN CERTIFIED DOCUMENTS.

               At the Closing, each of Ameris and Ameris Holdings shall deliver to CCS copies of its Charter certified (not more than 30 days prior to the Closing Date) by the appropriate governmental authorities and copies of resolutions of its Board of Directors certified by its secretary or assistant secretary approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

         7.6. APPROVAL BY SHAREHOLDERS OF CCS.

               The shareholders of CCS shall have approved the Merger in accordance with the Tennessee Business Corporation Act.

         7.7. PROCEEDINGS AND DOCUMENTS SATISFACTORY.

               All proceedings in connection with the transactions contemplated hereby and all certificates and documents delivered to CCS pursuant to this Agreement shall be satisfactory in form and substance to CCS and its counsel acting reasonably and in good faith.

         7.8. CASUALTY PRIOR TO CLOSING.

               If at any time prior to the Closing Date any of the fixed assets of CCS or its Subsidiaries are damaged or destroyed, any insurance proceeds payable as a result thereby shall be either (i) used to repair or restore the damaged or destroyed assets, or (ii) retained in a segregated account identified with the Facility which suffered the loss, and shall not be utilized for any other purposes prior to the Closing Date.

ARTICLE 8 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF AMERIS AND AMERIS HOLDINGS

               All obligations of Ameris and Ameris Holdings which are to be discharged under this Agreement at the Closing are subject to the fulfillment at or prior to the Closing of each of the following conditions (unless expressly waived in writing by Ameris or Ameris Holdings at any time at or prior to the Closing):

         8.1. REPRESENTATIONS AND WARRANTIES TRUE.

               All of the representations and warranties of CCS contained in
ARTICLE 3 of this Agreement shall be deemed to have been made again at and as of the Closing, and shall be true at and as of the date of Closing (other than representations and warranties that address matters only as of a particular date, which shall be true and correct as of such date) in all material respects (without taking into account any disclosures made by CCS to Ameris or Ameris Holdings pursuant to ss.6.7 hereof); CCS shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing; and Ameris shall be furnished with a certificate of the Chief Executive Officer, President or any Vice President of CCS, dated the Closing Date, in such person's corporate capacity, certifying to the truth of such representations and warranties as of the time of the Closing and to the fulfillment of such covenants and conditions.

               For the purposes of this ss.8.1 only, the representations and warranties of CCS set forth in ARTICLE 3 of this Agreement shall be considered true at and as of the date of Closing in all material respects and the covenants to be performed or complied with by CCS shall be considered performed and complied with in all material respects unless the aggregate effect of the foregoing is reasonably likely to result in a decrease in 2002 EBITDA of greater than $2,000,000.

         8.2. NO OBSTRUCTIVE PROCEEDING.

               No action or proceedings shall have been instituted against, and no order, decree or judgment or injunction of any court, agency, commission or governmental authority shall be subsisting against Ameris or Ameris Holdings, or the officers or directors of Ameris or Ameris Holdings which seeks to, or would, prohibit or enjoin the transactions contemplated hereby.

         8.3. ENVIRONMENTAL AUDIT.

               Ameris shall have received updated Phase I Environmental Assessments for all Owned Facilities showing no matters of concern (other than those matters disclosed on Exhibit 3.21), or, in the alternative, showing matters for which the commercially reasonable cost of cure or remediation is less than $200,000 in the aggregate of all sites. Any such assessments or reports shall be obtained at the expense of Ameris, except for the existing reports furnished by CCS.

         8.4. TRANSFER OF LICENSES.

               Ameris shall have received all consents and approvals required from governmental and regulatory agencies that issue all licenses and permits for each of the Facilities, including, without limitation, certificates of need, licenses for each of the services offered, school certifications, and any other licenses or permits required by each of the Facilities for the operation of its business unless the failure to obtain such consents or approvals would not have a Material Adverse Effect.

         8.5. TITLE INSURANCE.

               Ameris shall have received title insurance commitments for each of the Owned Facilities from companies satisfactory to Ameris undertaking to insure the good and marketable fee simple title to each of the Owned Facilities subject only to such imperfections of title and other encumbrances, if any, which, in the reasonable judgment of Ameris and its counsel, do not in the aggregate materially detract from the value or interfere with the use of their properties or otherwise materially impair their business operations, and are in form and substance satisfactory to Ameris' lender, Heller Healthcare Finance, Inc. Any such title insurance shall be obtained at the expense of Ameris.

         8.6. APPRAISALS.

               Ameris shall have received appraisals for each of the Owned Facilities showing the value of the property, plant and equipment of such Owned Facilities. The cost of such appraisals shall be borne by Ameris.

         8.7. OPINION OF CCS COUNSEL.

               CCS shall have delivered to Ameris at the Closing an opinion of Bass, Berry & Sims, PLC, counsel to CCS, dated the Closing Date, in form and substance satisfactory to Ameris, to the effect set forth as Appendix 8.7 attached hereto.

         8.8. CONSENTS AND APPROVALS.

               Each of the parties to any lease, occupancy agreement, right-to-occupy agreement, or instrument under which the transactions contemplated hereby would constitute or result in a default or acceleration of obligations shall have given such consent as may be necessary to permit the consummation of the transactions contemplated hereby without constituting or resulting in a default or acceleration under such agreement or instrument, and any consents required from any public or regulatory agency or organization having jurisdiction shall have been given, unless the failure to obtain such consents or approvals would not have a Material Adverse Effect.

         8.9. NO ADVERSE CHANGE.

               From the date of this Agreement until the Closing, the operations of CCS and its Subsidiaries shall have been conducted in the ordinary course of business consistent with past practice and there shall not have been any Material Adverse Effect, and no event shall have occurred or circumstances shall exist that would reasonably be expected to have a Material Adverse Effect.

         8.10. APPROVAL BY SHAREHOLDERS OF CCS.

               The shareholders of CCS shall have approved the Merger in accordance with the Tennessee Business Corporation Act.

         8.11. SENIOR FINANCING.

               Ameris shall have obtained the Additional Financing Commitment.

         8.12. DELIVERY OF CERTAIN DOCUMENTS.

               At the Closing, CCS shall have delivered to Ameris copies of the Charter of CCS, certified (not more than 30 days prior to the Closing Date) by the appropriate governmental authorities, a certificate of the Inspector of Elections of the CCS Shareholder Meeting certifying that the CCS Shareholder Approval has been obtained, and copies of resolutions of the Board of Directors of CCS, certified by the secretary of CCS, approving and authorizing the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

ARTICLE 9 TERMINATION

         9.1. OPTIONAL TERMINATION.

               This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Date, notwithstanding shareholder approval, as follows:

               (a)      By the mutual consent of Ameris and CCS; or

               (b) By CCS, if any of the conditions set forth in ARTICLE 7 shall not have been met by December 31, 2001; provided that CCS shall not be entitled to terminate this Agreement pursuant to this ss.9.1(b) if CCS's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

               (c) By Ameris, if any of the conditions provided in ARTICLE 8 hereof have not been met by December 31, 2001 provided that Ameris shall not be entitled to terminate this Agreement pursuant to this ss.9.1(c) if Ameris's willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby;
                        or

               (d) By Ameris or CCS if the Company Shareholder Approval shall not have been obtained at a duly held meeting of shareholders or any adjournment thereof; or

               (e) by either CCS or Ameris (so long as such party has complied in all material respects with its obligations hereunder), if consummation of the Merger would be prohibited by any law or regulation or if any injunction, judgment, order or decree enjoining CCS or Ameris from consummating the Merger is entered and such injunction, judgment, order or decree shall become final or nonappealable;

               (f) by CCS, if the CCS Board of Directors shall have received an Acquisition Proposal which the CCS Board of Directors has determined is or could lead to a Superior Proposal, provided (1) CCS shall have given Ameris at least seventy-two hours' advance notice of any termination pursuant to this ss.9.1(f), and (2) during such seventy-two hour period CCS shall, and shall cause its financial and legal advisors to, negotiate in good faith with Ameris if Ameris so requests to make such adjustments in the terms and conditions of this Agreement as would enable CCS to proceed with the transactions contemplated hereby, and (3) CCS shall have made the payments required pursuant to ss.9.2 hereof; or

               (g) By CCS, if the Financing Commitment or the Additional Financing Commitment, once obtained, expire, are withdrawn, or terminate without renewal prior to the Effective Date.

         9.2. TERMINATION FEE.

               If CCS terminates this Agreement pursuant to ss.9.1(f), then CCS shall pay to Ameris an amount equal to the lesser of (a) $1,000,000 or (b) 50% of the product of (i) the aggregate number of shares of CCS Common Stock outstanding at the time of termination of this Agreement and (ii) the difference between (x) the consideration per share to be paid to the shareholders of CCS in such transaction and (y) $6.00. The payment by CCS to Ameris pursuant to this ss.9.2 shall represent the sole and exclusive remedy at law and in equity to which Ameris and its Affiliates shall be entitled. Acceptance by Ameris of payment hereunder shall be conclusive evidence of termination of this Agreement.

         9.3. NOTICE OF ABANDONMENT.

               In the event of such termination by either Ameris or CCS pursuant to ss.9.1 above, written notice shall forthwith be given to the other party hereto.

         9.4. MANDATORY TERMINATION.

               If the Closing has not occurred by January 31, 2002, this Agreement shall automatically terminate and no longer be of any force or effect.

         9.5. TERMINATION.

               In the event this Agreement is terminated as provided above, Ameris shall deliver to CCS all documents (and copies thereof in its possession, including electronic copies) concerning CCS and its Subsidiaries previously delivered by CCS to Ameris; and none of the parties nor any of their respective partners, shareholders, directors, or officers shall have any liability to the other party for costs, expenses, loss of anticipated profits, consequential damages, or otherwise, except for any deliberate breach of any of the provisions of this Agreement.

ARTICLE 10 MISCELLANEOUS

         10.1. EXPENSES.

               All expenses of the preparation of this Agreement and of the transactions contemplated hereby, including, without limitation, counsel fees, accounting fees, investment adviser's fees and disbursements, shall be borne by the respective parties incurring such expense, whether or not such transactions are consummated; provided, that following Closing, neither Ameris, Ameris Holdings nor the Surviving Entity shall seek to recover any such fees and expenses from the shareholders of CCS.

         10.2. COOPERATION BY AMERIS.

               In the event CCS is required to defend against any action, suit or proceeding arising out of a claim pertaining to the business or operations of CCS or the transactions contemplated by this Agreement, Ameris and Ameris Holdings shall provide such assistance and cooperation, including, without limitation, witnesses and documentary or other evidence as may reasonably be requested by CCS in connection with its defense. CCS shall reimburse Ameris and/or Ameris Holdings, as the case may be, for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation.

         10.3. NOTICES.

               All notices, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or mailed by certified mail or registered mail (postage prepaid), sent by reputable overnight courier service (charges prepaid) or sent via facsimile:

         To CCS:                         Children's Comprehensive Services, Inc.
                                         3401 West End Avenue, Suite 400
                                         Nashville, TN 37203
                                         Attention: Donald B. Whitfield
                                         Facsimile: 615-383-6375

         With a copy to:                 Bass, Berry & Sims PLC
                                         315 Deaderick Street
                                         Suite 2700
                                         Nashville, TN 37238
                                         Attention: Leigh Walton
                                         Facsimile: 615-742-2701

         To Ameris or Ameris Holdings:   Ameris Acquisition, Inc.
                                         KIDS Holdings, Inc.
                                         1114 17th Avenue South, Suite 205
                                         Nashville, Tennessee 37212
                                         Attention: Michael G. Lindley
                                         Facsimile: 615-327-0898

         With a copy to:                 Boult, Cummings, Conners & Berry, PLC
                                         414 Union St.
                                         Suite 1600
                                         Nashville, TN 37219
                                         Attention: Andrea C. Barach
                                         Facsimile: 615-252-6329

or to such other address as either CCS or Ameris may designate by notice to the other.

         10.4. ENTIRE AGREEMENT.

               This Agreement and the Appendices, Exhibits, schedules and documents delivered pursuant hereto constitute the entire contract between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements (including the Exclusivity Agreement dated June 15, 2001, as amended), understandings, negotiations and discussions, whether written or oral, of the parties, and there are no representations, warranties or other agreements between the parties in connection with the subject matter hereof, except as specifically set forth herein. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in full force and effect. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the parties to be bound thereby.

         10.5. GOVERNING LAW.

               The validity and construction of this agreement shall be governed by the laws of the State of Tennessee.

         10.6. WAIVER OF TRIAL BY JURY.

               To the extent permitted by applicable law, each party hereby irrevocably waives all right of jury in any action, proceeding or counterclaim arising out of or in connection with this agreement or any matter arising hereunder.

         10.7. CON DISCLAIMER.

               This Agreement shall not be deemed to be an acquisition or obligation of a capital expenditure or of funds within the meaning of the certificate of need law of any state, until the appropriate governmental agencies shall have granted a certificate of need or other appropriate approval or ruled that no certificate of need or other appropriate approval is required.

         10.8. TIME.

               Time is of the essence for purposes of each and every provision of this Agreement.

         10.9. SECTION HEADINGS.

               The Section headings are for reference only and shall not limit or control the meaning of any provision of this Agreement.

         10.10. WAIVER.

               No delay or omission on the part of any party hereto in exercising any right hereunder shall operate as a waiver of such right or any other right under this Agreement.

         10.11. EXHIBITS.

               All Exhibits, Appendices, schedules and documents referred to in or attached to this Agreement are integral parts of this Agreement as if fully set forth herein. All items disclosed hereunder shall be deemed disclosed only in connection with the specific representation to which they are explicitly referenced.

         10.12. ASSIGNMENT.

               No party hereto shall assign this Agreement, by agreement or operation of law, without first obtaining the written consent of the other party.

         10.13. BINDING ON SUCCESSORS AND ASSIGNS.

               Subject to ss.10.12, this Agreement shall inure to the benefit of and bind the respective heirs, administrators, successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein, it being the intention of the parties to this Agreement that this Agreement shall be for the sole and exclusive benefit of such parties or such successors and assigns and not for the benefit of any other person.

         10.14. AMENDMENTS.

               This Agreement may be amended, but only in writing, signed by the parties hereto, at any time prior to the Closing, before or after approval hereof by the shareholders of CCS, with respect to any of the terms contained herein, but after such shareholder approval, no amendment shall be made which reduces or changes the form of the consideration per share to be paid to each such shareholder without the further approval of such shareholders.

         10.15. DRAFTING PARTY.

               The provisions of this Agreement, and the documents and instruments referred to herein, have been examined, negotiated, drafted and revised by counsel for each party hereto and no implication shall be drawn nor made against any party hereto by virtue of the drafting of this Agreement.

         10.16. COUNTERPARTS.

               This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall comprise one and the same instrument.

         10.17. REPRODUCTION OF DOCUMENTS.

               This Agreement and all documents relating thereto, including without limitation, consents, waivers and modifications which may hereafter be executed, the Exhibits and documents delivered at the Closing, and financial statements, certificates and other information previously or hereafter furnished by one party hereto to the other party may be reproduced by the parties by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the parties may destroy any original documents so reproduced. The parties agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

         10.18. PRESS RELEASES.

               Ameris and CCS shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated hereby. Each of the parties to this Agreement shall furnish to the others drafts of all releases prior to publication. Nothing contained in this Agreement shall prevent any party to this Agreement at any time from furnishing any information to any governmental body or agency, or from making such disclosures as are required by law.

         10.19. SURVIVAL OF REPRESENTATIONS AND WARRANTIES

               All representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the

Effective Date or the earlier date of termination of this Agreement pursuant to
Article 9, as the case may be, except that the agreements set forth in Article 2 and in ss.ss.5.7 and 5.9 will survive the Effective Date indefinitely and those set forth in ss.ss.5.5, 5.8, 9.2 and 9.5 and this Article 10 will survive the termination of this Agreement indefinitely.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.


         AMERIS ACQUISITION, INC.



         By /s/ Michael  Lindley
            ------------------------------------
         Its President
             -----------------------------------
         Name Michael Lindley
              ----------------------------------


         KIDS HOLDINGS, INC.



         By /s/ Michael  Lindley
            ------------------------------------
         Its President
             -----------------------------------
         Name Michael Lindley
              ----------------------------------


         CHILDREN'S COMPREHENSIVE SERVICES, INC.



         By /s/ William J Ballard
            ------------------------------------
         Its Chief Executive Officer
             -----------------------------------
         Name William J. Ballard
              ----------------------------------